EXHIBIT 22.2

         --------------------------------------------------------------


                         The Commercial Bancorp, Inc.'s

                               1999 Annual Report

                          THE COMMERCIAL BANCORP, INC.

                               1999 ANNUAL REPORT

                       ABOUT THE COMMERCIAL BANCORP, INC.

The Commercial Bancorp, Inc. (the "Holding Company") was incorporated on August 15, 1996. The Holding Company owns 100% of the outstanding common stock of The Commercial Bank of Volusia County ("TCB-Volusia") (collectively "TCB"). The Holding Company was organized simultaneously with TCB-Volusia and its only business is the ownership and operation of TCB-Volusia. TCB-Volusia is a Florida state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. TCB-Volusia opened for business on October 14, 1997, and provides community banking services to businesses and individuals in Volusia County, Florida. At December 31, 1999, TCB operated one retail banking office in Ormond Beach, Florida and had total assets of $25.7 million and total stockholders' equity of $3.3 million.

                        COMMON STOCK PRICES AND DIVIDENDS

TCB's common stock is not actively traded. The common stock was sold in a public offering in which TCB sold units including one common share and a warrant entitling the holder to purchase an additional common share. The units were sold for $10 each. TCB has never paid cash dividends. Future dividends, if any, will be determined by the Board of Directors.

As of March 1, 2000, the Company had 334 holders of record of common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains certain forward-looking statements which represent the issuers expectations or beliefs, including, but not limited to, statements concerning the banking industry and the issuers operations, performance, financial condition, and growth. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as may, will, expect, believe, anticipate, intend, could, should, can, estimate, or continue or the negative of other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the issuers control, and actual results may differ materially depending on a variety of important factors, including competition, general economic conditions, changes in interest rates, and changes in the value of real estate and other collateral securing loans made by The Commercial Bancorp, Inc. among other things.

                                    CONTENTS

                                                                            Page

Consolidated Financial Highlights..............................................1

Message from the President...................................................2-3

Officers and Directors.......................................................4-5

Selected Financial Data........................................................6

Management's Discussion and Analysis of Financial Condition and
  Results of Operations.....................................................7-19

Selected Quarterly Results....................................................20

Consolidated Financial Statements..........................................21-39

Independent Auditors' Report..................................................40

Corporate Information..........................................Inside Back Cover


                        CONSOLIDATED FINANCIAL HIGHLIGHTS

            At December 31, 1999 and 1998 or For the Years Then Ended
                (Dollars in thousands, except per share figures)

                                                                                                 1999             1998
                                                                                                 ----             ----
At Year End:

     Total assets.......................................................................  $    25,732            21,676
     Securities.........................................................................  $     7,897             3,302
     Loans, net.........................................................................  $    14,373            11,563
     Deposits...........................................................................  $    21,220            16,785
     Borrowings.........................................................................  $     1,000             1,365
     Stockholders' equity...............................................................  $     3,296             3,257
     Book value per share...............................................................  $      6.93              7.01
     Shares outstanding.................................................................      475,491           464,791
     Warrants outstanding to purchase one share of common stock.........................      439,300           450,000
     Equity-to-assets ratio.............................................................        12.81%            15.03%
     Nonperforming assets-to-total assets ratio.........................................          N/A              5.53%

For The Year:

     Interest income....................................................................        1,468               989
     Interest expense...................................................................          852               632
     Net interest income................................................................          616               357
     (Credit) provision for loan losses.................................................         (309)              725
     Cumulative effect of accounting change for organization costs......................            -              (100)
     Net earnings (loss)................................................................            6            (1,071)
     Return on average assets...........................................................          .03%            (6.35)%
     Return on average equity...........................................................          .18%           (28.23)%
     Average equity-to-average assets ratio.............................................        14.87%            22.51%
     Noninterest expenses to average assets.............................................         4.91%             7.32%


                                                                                                     Average Yield
                                                                                                     or Rate
                                                                                                     During the
                                                                                                     Year Ended
                                                                                                     December 31,

                                                                                                 1999            1998
                                                                                                 ----            ----
Yields and Rates:

     Loans (1)...........................................................................        8.16%            8.14%
     Securities..........................................................................        5.67%            4.07%
     Other interest-earnings assets (2)..................................................        5.03%            5.41%
     Total interest-earnings assets......................................................        7.28%            6.71%
     Deposits............................................................................        4.80%            5.17%
     Borrowings..........................................................................        5.38%            6.86%
     Total interest-bearing liabilities..................................................        4.84%            5.22%
     Net interest spread (3).............................................................        2.44%            1.49%
     Net interest margin (4).............................................................        3.06%            2.42%
----------------

  (1)   Includes nonaccrual loan
  (2) Includes federal funds sold, interest bearing deposits and Federal Home Loan Bank stock.
  (3) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
  (4)   Net interest income divided by average interest-earning assets.

                           MESSAGE FROM THE PRESIDENT



Letter to our Shareholders
The Commercial Bancorp, Inc.

Dear Shareholder:

While most of the nation's media concerned itself with the dreaded Y2K Millennium change and the possible ill-effect it might have on automation all over the world, our Company was excited about ending it's second full year of operations with positive news in almost every area of the bank. As many of you know, our confidence in the Bank's automation and our ability to handle the change from 1999 to 2000 was supreme. In fact, our Bank hosted an Open House event at our Main Office in The Trails Shopping Center and we were proud to meet and share the January 1st Holiday with more than 200 guests over the course of the day. For those of you who missed that event, we'll plan another celebration for January 1, 3000 and will look forward to seeing you then. In the meantime, we'd like to use the opportunity of this Annual Report to bring you up-to-date with the positive performance of our Bank and Company for the year ended December 31, 1999.

First, note the growth of the Bank in Total Assets. The year ended with the Bank at a record high of $25.7 Million. We were pleased with this ending balance for several reasons. First, a great deal of the growth had come in the final quarter and we set records for opening new accounts for the months of August through November. We were also very pleased to note that the Total Assets ended with our Bank within $1.5 Million of our originally projected budget. We are extremely pleased to be so close to our targeted growth for the second year, particularly because we could not have anticipated being in competition with so many other new banks when we originally applied for our charter.

Second, and maybe of more importance to our Shareholders, note the Bank and the Company both reported an operating profit for the year's operations. While some of the profits were the result of our recovering reserves, the Bank's growth also allowed us to turn a profit from operations. This is an extremely significant event and our Management and Board of Directors are extremely pleased to report the result to you.

Some concerns had been expressed regarding problem loans from the year ended in 1998. Management is pleased to report that substantially all of our problem loans were resolved with only minimal losses during this year. In addition sound underwriting and prudent administration of our current loan portfolio have led to a great deal of confidence in our existing portfolio. While economic conditions are always unpredictable and may lead to unforeseen and unpredictable loan losses, the existing loans and customer base through today are not demonstrating any significant performance problems.

Our Management and Personnel within the Bank have stabilized this year and we are pleased to report that our staff may be the strongest performing team in our history. We believe this asset cannot be underestimated and that it contributes as much as our competitive pricing in attracting new customers to our Bank.

And so, our Bank  excels in the three areas we consider  most  important  to our future. We have Quality, Profitability, and Growth. We find Quality in our management, our personnel, our equipment, and the assets of the Bank. Profitability has been achieved through successful operations and should only improve as the Bank continues to increase in size. And, we have proven Growth in a market that has become extremely competitive in the short period of time that we have been open. We are extremely proud of these factors. We hope you will be also.

Finally, we are considering the future of our organization and its' continued success. As our growth continues we face the challenge of needing a second location. Our Board of Directors has spent a great deal of time considering a Strategic Plan that will allow us to offer a competitive return to our Shareholders over the next 36 months. A key component in that strategy will include additional branches in our immediate future. We of our plans and progress in this area.

As you know, the stock originally purchased by our Shareholders came with Warrants which will expire in April this year. We want to encourage all of our Shareholders to take advantage of those Warrants. There are no immediate plans for additional stock in the future and exercising the Warrants will be the most effective method for you to maximize your equity in our Company. If you have any questions regarding the Warrants, please feel free to call me or Harvey Buckmaster.

As always, we thank you for your support and look forward to meeting with you when convenient to discuss your banking needs as well as your investment in the Company.

Sincerely,

/s/ Gary G. Campbell

Gary G. Campbell
President

                            DIRECTORS AND OFFICERS OF

                          THE COMMERCIAL BANCORP, INC.

                                    OFFICERS

                                Gary G. Campbell
                      President and Chief Executive Officer

                              Harvey E. Buckmaster
                      Chief Financial Officer and Secretary

                                    DIRECTORS

                                   Larry Kent
                 Chairman of the Board - Burger King Franchiser

                                James R. Peacock
               Vice Chairman of the Board - Real Estate Developer

                                Gary G. Campbell
                      President and Chief Executive Officer

                                Richard R. Dwyer
                                   Stockbroker

                               Clarence Singletary
                              Real Estate Developer

                            DIRECTORS AND OFFICERS OF

                      THE COMMERCIAL BANK OF VOLUSIA COUNTY

                                    OFFICERS

                                Gary G. Campbell
                      President and Chief Executive Officer

                              Harvey E. Buckmaster
           Senior Vice President - Chief Financial Officer and Cashier

                                 Charles E. Merz
                        Vice President - Commercial Loans

                                Barbara A. Cloyd
                           Vice President - Operations

                                   Sandy Bowe
                 Assistant Vice President - Loan Administration

                                  Ginny Goodin
                            Assistant Vice President

                                    DIRECTORS

                                   Larry Kent
                 Chairman of the Board - Burger King Franchiser

                                   Kirk Bauer
                                 Attorney at Law

                               Stanley S. Bronski
                                     Retired

                                Gary G. Campbell
                          The Commercial Bancorp, Inc.

                                Michael D. Crotty
                                 Attorney at Law

                                Richard R. Dwyer
                                   Stockbroker

                                Thomas R. Horton
                           Trustee/Stetson University

                               William L. Oliveri
                           Certified Public Accountant

                                James R. Peacock
                              Real Estate Developer

                               Clarence Singletary
                              Real Estate Developer


                             SELECTED FINANCIAL DATA

            At December 31, 1999 and 1998 or For the Years Then Ended
                (Dollars in thousands, except per share figures)

                                                                                              1999               1998
                                                                                              ----               ----
At Year End:

Cash and cash equivalents...............................................................  $   1,819             4,949
Securities..............................................................................      7,897             3,302
Loans, net..............................................................................     14,373            11,563
All other assets........................................................................      1,643             1,862
                                                                                            -------           -------
     Total assets.......................................................................  $  25,732            21,676
                                                                                            =======           =======

Deposits................................................................................     21,220            16,785
Borrowings..............................................................................      1,000             1,365
All other liabilities...................................................................        216               269
Stockholders' equity....................................................................      3,296             3,257
                                                                                            -------           -------
     Total liabilities and stockholders' equity.........................................  $  25,732            21,676
                                                                                            =======           =======

For the Year:

Total interest income...................................................................      1,468               989
Total interest expense..................................................................        852               632
                                                                                            -------           -------

Net interest income.....................................................................        616               357
(Credit) provision for loan losses......................................................       (309)              725
                                                                                            -------           -------

Net interest income (loss) after provision (credit) for loan losses.....................        925              (368)
                                                                                            -------           -------

Noninterest income......................................................................        167                52
Noninterest expenses....................................................................      1,083             1,233
                                                                                            -------           -------

Earnings (loss) before income tax provision (benefit) and cumulative
     effect of change in accounting principle...........................................          9            (1,549)

Income tax provision (benefit)..........................................................          3              (578)
                                                                                            -------           -------

Net earnings (loss) before cumulative effect of change in accounting principle                    6              (971)

Cumulative effect of accounting change for organization costs...........................         --              (100)
                                                                                            -------           -------

Net earnings (loss).....................................................................$         6            (1,071)
                                                                                            =======           =======

Basic and diluted earnings (loss) per share:

     Earnings (loss) before cumulative effect of change in accounting principle.........        .01             (2.09)
     Cumulative effect of accounting change for organization costs......................         --              (.22)
                                                                                            -------           -------

     Net earnings (loss)................................................................$       .01             (2.31)
                                                                                            =======           =======

Weighted-average number of shares outstanding for basic and diluted.....................    471,822           464,791
                                                                                            =======           =======


Ratios and Other Data:

Return on average assets................................................................        .03%            (6.35%)
Return on average equity................................................................        .18%           (28.23%)
Average equity to average assets........................................................      14.87%            22.51%
Net interest margin.....................................................................       3.06%             2.42%
Noninterest expenses to average assets..................................................       4.91%             7.32%
Ratio of average interest-earning assets to average interest-bearing liabilities               1.14%             1.22%
Nonperforming loans as a percentage of total assets at end of year......................         - %             5.53%
Allowance for loan losses as a percentage of total loans at end of year                        1.98%             6.17%
Allowance for loan loses as a percentage of nonperforming loans.........................         - %           127.24%
Number of banking offices...............................................................          1                 1
Total shares outstanding at end of year.................................................    475,491           464,791
Book value per share at end of year.....................................................    $  6.93              7.01
Dividend pay-out ratio..................................................................         -                 -

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     Years Ended December 31, 1999 and 1998

                                     General

The Commercial Bancorp, Inc. ("TCB") was incorporated on August 15, 1996. TCB owns 100% of the outstanding common stock of The Commercial Bank of Volusia County ("TCB-Volusia") (collectively also "TCB"). TCB was organized simultaneously with TCB-Volusia and its only business is the ownership and operation of TCB-Volusia. TCB-Volusia is a Florida state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. TCB-Volusia opened for business on October 14, 1997, and provides community banking services to businesses and individuals in Volusia County, Florida.

At December 31, 1999, TCB had total consolidated assets of $25.7 million, an increase of 18.7% over total assets of $21.7 million at December 31, 1998. During the year ended December 31, 1999, net loans receivable increased to $14.4 million from $11.6 million at December 31, 1998. TCB's portfolio of securities increased to $7.9 million at December 31, 1999. TCB's deposits increased to $21.2 million at December 31, 1999 from $16.8 million as of December 31, 1998. TCBs borrowings decreased to $1.0 million as of December 31, 1999. TCB had consolidated net earnings of $5,867 or $.01 basic and diluted earnings per share for the year ended December 31, 1999 compared to consolidated net loss of $1,071,000 or $2.31 basic and diluted loss per share for 1998.

                                New Bank Charter

During 1998, TCB along with a group of local organizers made application to the state of Florida for a bank charter in Highlands County, Florida. Management planned to raise the capital for the new bank from a public offering of TCBs common stock. In early 1999, TCB withdrew their application and the local organizers from Highlands County ("Organizers") elected to continue without TCB. Because of this, management terminated its planned public offering and charged-off $88,986 in prepaid offering expenses during 1998. During 1999, TCB and the Organizers entered into a settlement agreement in which the Organizers paid TCB $402,993 in proceeds, including repayment of debt and for certain premises and equipment and as partial reimbursement of organization expenses.

                           Regulation and Legislation

As a state-chartered commercial bank, TCB-Volusia is subject to extensive regulation by the Florida Department of Banking and Finance ("Florida DBF") and the Federal Deposit Insurance Corporation ("FDIC"). TCB-Volusia files reports with the Florida DBF and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida DBF and the FDIC to monitor TCB-Volusia's compliance with the various regulatory requirements. TCB and TCB-Volusia are also subject to regulation and examination by the Federal Reserve Board of Governors.

                              Year 2000 Compliance

TCB's operating and financial systems have been found to be compliant; the "Y2K Problem" has not adversely affected TCB's operations nor does management expect that it will.

                         Liquidity and Capital Resources

A state-chartered commercial bank is required under Florida law and FDIC regulations to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts subject to certain restrictions. The reserve may consist of cash-on-hand, demand deposits due from correspondent banks, and other investments and short-term marketable securities. At December 31, 1999 and 1998, TCB-Volusia exceeded its regulatory liquidity requirements.

TCBs primary source of cash and cash equivalents during the year ended December 31, 1999 was net deposit inflows of $4.4 million and repayments on securities available for sale of $1.4 million. During this same period, cash and cash equivalents were used to originate loans, net of repayments, of $2.5 million and purchase securities available for sale of $6.2 million resulting in a net decrease in cash and cash equivalents of approximately $3.1 million.

                                   Credit Risk

TCB's primary business is making commercial, consumer, and real estate loans. That activity entails potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond the control of TCB. While TCB has instituted underwriting guidelines and credit review procedures to protect TCB from avoidable credit losses, some losses will inevitably occur. The credit for loan losses for the year ended December 31, 1999 was $308,571 and the allowance for loan losses was $290,000 at December 31, 1999. The credit resulted from the settlement of four commercial loans to two borrowers during 1999 which were placed on nonaccrual status in 1998. This settlement resulted in a partial recapture of the specific allowance related to these loans and charge-offs of the remaining balances. Management believes the allowance at December 31, 1999 is adequate. These four loans were on nonaccrual status at December 31, 1998. TCB had no nonaccrual loans at December 31, 1999.

The following table sets forth information with respect to activity in TCBs allowance for loan losses during the periods indicated (dollars in thousands):

                                                     Year Ended December 31,
                                                     1999             1998
                                                     ----             ----

   Average loans outstanding...................   $ 13,678            8,466
                                                    ======           ======

   Allowance at beginning of year..............        760               35
   (Credit) provision for loan losses..........       (309)             725
   Charge-offs, net of recoveries..............       (161)              --
                                                    ------           ------

   Allowance at end of year.................... $      290              760
                                                    ======           ======

   Allowance as a percent of total loans.......       1.98%            6.17%
                                                    ======           ======

   Total gross loans at end of year............   $ 14,660           12,319
                                                    ======           ======

The following table presents information regarding TCB's total allowance for losses as well as the allocation of such amounts to the various categories of loans (dollars in thousands):

                                                        At December 31,
                                                   1999               1998
                                            ------------------ -----------------
                                                       Loans               Loans
                                                         to                  to
                                                       Total               Total
                                             Amount    Loans     Amount    Loans

  Commercial................................ $ 160      44.5%     $ 733    75.1%
  Commercial real estate....................    72      30.8          6     5.8
  Residential real estate...................    42      17.9         13    11.8
  Consumer and home equity..................    16       6.8          8     7.3
                                              ----     -----      -----   ------

  Total allowance for loan losses........... $ 290     100.0%     $ 760   100.0%
                                              ====     =====      =====   ======

                           Loan Portfolio Composition

Commercial loans and commercial real estate loans comprise the largest groups of loans in TCBs portfolio. As of December 31, 1999 and December 31, 1998, commercial loans amounted to $6.5 million or 44.5% and $9.3 million or 75.1% of the total loan portfolio. Commercial real estate loans amounted to $4.5 million or 30.8% and $717,000 or 5.8% as of December 31, 1999 and December 31, 1998, of which approximately 91.7% and 89.5% are first mortgage loans.

As of December 31, 1999 and December 31, 1998, residential real estate loans, amounted to $2.6 million or 7.9% and $1.5 million or 11.8%, of the total loan portfolio. Consumer and home equity loans amounted to $989,000 or 6.8% and $897,000 or 7.3% of the total loan portfolio as of December 31, 1999 and December 31, 1998.

The following table sets forth the composition of TCB's loan portfolio at December 31, 1999 and 1998:



                                                                                   1999                    1998
                                                                           ----------------------    -------------------
                                                                                          % of                  % of
                                                                              Amount      Total       Amount    Total
                                                                                            (In thousands)

               Commercial................................................   $  6,527        44.5%   $  9,255      75.1%
               Commercial real estate....................................      4,519        30.8         717       5.8
               Residential real estate...................................      2,625        17.9       1,450      11.8
               Consumer and home-equity..................................       989          6.8         897       7.3
                                                                            --------       -----      ------     -----

                                                                              14,660       100.0%     12,319     100.0%
                                                                                           =====                 =====

               (Subtract) add:
                 Allowance for loan losses...............................       (290)                   (760)
                 Net deferred costs......................................          3                       4
                                                                            --------                  ------

               Loans, net................................................   $ 14,373                $ 11,563
                                                                            ========                  ======

                                   Securities

The securities portfolio is comprised of mortgage-backed securities and U.S. agency securities. According to Financial Accounting Standards No. 115, the securities portfolio must be categorized as either held to maturity, available for sale or trading. Securities held to maturity represent those securities which TCB has the positive intent and ability to hold to maturity. Securities available for sale represent those investments which may be sold for various reasons, including changes in interest rates and liquidity considerations. These securities are reported at fair market value with unrealized gains and losses being reported as a net amount in other comprehensive income (loss), net of tax. Trading securities are held primarily for resale and are recorded at their fair values. Unrealized gains or losses on trading securities are included immediately in earnings. At December 31, 1999 and 1998, TCB had no securities categorized as held to maturity or trading.

The following table sets forth the carrying value and average yields of TCB's securities portfolio (dollars in thousands):


                                                           At December 31,     Average        At December 31,     Average
                                                                1999            Yield             1998             Yield
                                                                ----           --------           ----            -------
         Securities available for sale:
               Mortgage-backed securities.................    $ 6,429            6.94%            $ 3,303           4.07%
               U.S. agency securities.....................      1,468            6.01                -                -
                                                                -----                             -------

                                                              $ 7,897            6.67%            $ 3,303           4.07%
                                                                =====            ====             =======           ====


The scheduled maturities of securities available for sale were as follows:

                                                           At December 31,

                                                        1999             1998
                                                        ----             ----

      Due from five to ten years...................  $ 1,468                -
      Mortgage-backed securities...................    6,429            3,303
                                                       -----            -----

                                                     $ 7,897            3,303
                                                       =====            =====


                         Regulatory Capital Requirements

TCB and TCB-Volusia are subject to various regulatory capital requirements administered by various regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the TCB's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, TCB-Volusia must meet specific capital guidelines that involve quantitative measures of TCB-Volusia's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. TCB-Volusia's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require TCB-Volusia to maintain minimum amounts and percents (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that TCB-Volusia meets all capital adequacy requirements to which it is subject.


                                                                                                   To Be Well
                                                                        Minimum                  Capitalized Under
                                                                      For Capital                 Prompt Corrective
                                         Actual                     Adequacy Purposes:           Action Provisions
                                 ---------------------------      ----------------------      ---------------------
                                       Amount            %          Amount           %          Amount            %
                                       ------         ------        ------        ------        ------         ----
                                                                     (dollars in thousands)
     As of December 31, 1999:
         Total capital (to Risk-
         Weighted Assets).........    $ 2,751            18.3%     $ 1,206           8.0%       $ 1,507        10.0%
         Tier I Capital (to Risk-
         Weighted Assets).........      2,561            17.0          603           4.0            904         6.0
         Tier I Capital
         (to Average Assets)......      2,561            10.6          965           4.0          1,206         5.0

     As of December 31, 1998:
         Total capital (to Risk-
         Weighted Assets).........      3,168            23.2        1,081           8.0          1,352        10.0
         Tier I Capital (to Risk-
         Weighted Assets).........      2,504            18.3          541           4.0            811         6.0
         Tier I Capital
         (to Average Assets)......      2,504            12.6          798           4.0            997         5.0

                                   Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. TCB's market risk arises primarily from interest- rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest- rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 8 of Notes to Consolidated Financial Statements.

TCB's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on TCB's net interest income and capital, while adjusting TCB's asset-liability structure to obtain the maximum yield-cost spread on that structure. TCB relies primarily on its asset-liability structure to control interest-rate risk. However, a sudden and substantial increase in interest rates may adversely impact TCB's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. TCB does not engage in trading activities.

                           Asset - Liability Structure

As part of its asset and liability management, TCB has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing TCB's earnings. Management believes that these processes and procedures provide TCB with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate sensitive assets/rate sensitive liabilities. A gap ratio of 1.0 represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities (ratio is greater than 1.0). A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets (ratio is less than 1.0). During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, TCB's management continues to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and federal funds sold).

The following table sets forth certain information relating to TCB's interest-earning assets and interest-bearing liabilities at December 31, 1999 that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

                                                             More       More
                                                             Than       Than
                                                             Three       Six           More         More
                                               Three         Months     Months       than One       than
                                              Months         to Six     to One       Year to        Five
                                              or Less        Months       Year      Five Years      Years       Total
                                             --------        ------    -------      ----------    -------      ------
Loans (1):
    Commercial............................   $  4,570           100        103           745        1,009        6,527
    Commercial real estate................      4,488             -          -            31            -        4,519
    Residential real estate...............          -           802        812           101          910        2,625
    Consumer and home equity..............        131            20         22           816            -          989
                                               ------         -----     ------         -----        -----       ------

         Total loans......................      9,189           922        937         1,693        1,919       14,660

Securities................................        506           506      2,354             -        4,531        7,897
Other interest-earning assets (2)               1,116             -          -             -            -        1,116
                                               ------         -----     ------         -----        -----       ------

         Total rate-sensitive assets           10,811         1,428      3,291         1,693        6,450       23,673
                                               ------         -----     ------         -----        -----       ------

Deposit accounts (3):
    Money-market deposits.................        226             -          -             -            -          226
    Savings and NOW deposits..............      4,975             -          -             -            -        4,975
    Time deposits.........................      2,748         3,697      7,559           917            -       14,921
                                               ------         -----     ------         -----        -----       ------

         Total deposits...................      7,949         3,697      7,559           917            -       20,122

    Borrowings............................          -             -          -             -        1,000        1,000
                                               ------         -----     ------         -----        -----       ------

         Total rate-sensitive liabilities       7,949         3,697      7,559           917        1,000       21,122
                                               ------         -----     ------         -----        -----       ------

GAP (repricing differences)...............   $  2,862        (2,269)    (4,268)          776        5,450        2,551
                                               ======         =====     ======         =====        =====       ======

Cumulative GAP............................   $  2,862           593     (3,675)       (2,899)       2,551
                                               ======         =====     ======         =====        =====

Ratio of interest-earning assets to
    interest-bearing liabilities..........       1.36           .39        .44          1.85         6.45
                                               ======         =====     ======         =====        =====

Ratio of cumulative interest-bearing
    assets to cumulative interest-
    bearing liabilities...................       1.36          1.05        .81           .86         1.12
                                               ======        ======     ======         =====        =====

Cumulative GAP/total assets...............       11.1%          2.3%     (14.3)%       (11.3)%        9.9%
                                               ======        ======     ======         =====        =====

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
(2) Includes federal funds sold and Federal Home Loan Bank stock.
(3) Money-market, NOW, and savings deposits are regarded as readily accessible withdrawable accounts. Time deposits are scheduled according to their respective maturity dates.

The following table reflects the contractual principal repayments by period of TCB's loan portfolio at December 31, 1999 (in thousands):

                                                              Commercial    Residential       Consumer
         Years Ending                                            Real           Real          and Home
         December 31,                          Commercial       Estate         Estate          Equity          Total
         ------------                          ----------     ----------    -----------      ---------        ------

           2000.............................      $ 3,960         1,529           154             378          6,021
           2001.............................          710           791           137             221          1,859
           2002-2003........................        1,122         1,273           263             303          2,961
           2004-2005........................          618           741           266              86          1,711
           2006 & beyond....................          117           185         1,805               1          2,108
                                                    -----         -----         -----            ----         ------

           Total............................      $ 6,527         4,519         2,625             989         14,660
                                                    =====         =====         =====            ====         ======

Of the $8.6 million of loans at December 31, 1999 due after one year, 34.4% of such loans have fixed interest rates and 65.6% have adjustable interest rates.

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their average contractual terms due to prepayments. In addition, due-on-sale clauses on loans generally give TCB the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates.

Origination and Repayment of Loans. The primary focus of TCBs new loan originations are to commercial borrowers. These loans are attributable to TCBs relationship with their depositors and other existing customers as well as its local advertising. TCB generally originates loans on real estate located in its primary geographical lending area in Volusia County, Florida.

The following table sets forth total loan originations and principal repayments:



                                                         Year Ended December 31,
                                                         1999               1998
                                                         ----               ----
                                                             (In thousands)

Originations:
     Commercial.....................................    $ 3,465           6,948
     Commercial real estate.........................      2,901           1,019
     Residential real estate........................      1,512           1,237
     Consumer and home equity.......................        611             743
                                                          -----           -----

        Total loans originated......................      8,489           9,947

     Principal reductions...........................     (6,148)         (1,398)
                                                          -----           -----

     Increase in total loans........................    $ 2,341           8,549
                                                          =====           =====

Deposits and Other Sources of Funds

General. In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments and principal repayments on securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money-market conditions. Borrowings may be used on a short- term basis to compensate for reductions in other sources, such as deposits at less than projected levels.

Deposits. Deposits are attracted principally from TCBs primary geographic market areas in Volusia County, Florida. TCB offers a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money- market accounts, regular savings accounts, term certificate accounts, and retirement savings plans (such as IRA accounts). Certificate of deposit rates are set to encourage longer maturities as cost and market conditions will allow. Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit, and the interest rate. TCB has emphasized commercial banking relationships in an effort to increase demand deposits as a percentage of total deposits.

Management sets the deposit interest rates weekly based on a review of deposit flows for the previous week and a survey of rates among competitors and other financial institutions in Florida.

The following table shows the distribution of, and certain other information relating to, TCB's deposit accounts by type (dollars in thousands):

                                                                                      At December 31,
                                                                              1999                        1998
                                                                    -------------------------       -------------------
                                                                                       % of                       % of
                                                                             Amount   Deposits       Amount     Deposits

         Demand deposits................................................   $  1,098       5.2%          905        5.4%
         NOW deposits      .............................................      4,661      22.0         4,859       28.9
         Money-market deposits..........................................        226       1.1           329        2.0
         Savings deposits...............................................        314       1.4           209        1.2
                                                                             ------     -----        ------      -----

              Subtotal     .............................................      6,299      29.7         6,302       37.5
                                                                             ------     -----        ------      -----

         Certificates of deposit:
              3.00% - 3.99%.............................................          2        .1           164        1.0
              4.00% - 4.99%.............................................      3,136      14.8         1,310        7.8
              5.00% - 5.99%.............................................      8,434      39.6         5,262       31.4
              6.00% - 6.99%.............................................      3,349      15.8         3,747       22.3
                                                                             ------     -----        ------      -----

         Total certificates of deposit..................................     14,921      70.3        10,483       62.5
                                                                             ------     -----        ------      -----

         Total deposits.................................................   $ 21,220     100.0%     $ 16,785      100.0%
                                                                             ======     =====        ======      =====

The following table presents by various interest rate categories the amounts of certificates of deposit at December 31, 1999 which mature during the periods indicated (in thousands):

                                                      Year Ending December 31,
                                                   -----------------------------
                                                   2000         2001       Total
                                                   ----         ----       -----
  3.00% - 3.99%.............................. $       2            -           2
  4.00% - 4.99%..............................     2,703          433       3,136
  5.00% - 5.99%..............................     7,950          484       8,434
  6.00% - 6.99%..............................     3,349            -       3,349
                                                 ------        -----      ------

  Total certificates of deposit..............  $ 14,004          917      14,921
                                                 ======        =====      ======

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

                                                               December 31,
                                                          -------------------
                                                          1999           1998
                                                          ----           ----

Due three months or less.............................   $   300           402
Due over three months to six months..................       311           100
Due over six months to one year......................       444           201
Due over one year....................................         -           827
                                                          -----         -----

                                                        $ 1,055         1,530
                                                          =====         =====

The following table sets forth the net deposit flows of TCB during the periods indicated (in thousands):

                                                         Year Ended December 31,
                                                         -----------------------
                                                               1999        1998
                                                               ----        ----

  Net increase before interest credited................     $ 3,765       13,494
  Net credited.........................................         670          613
                                                              -----       ------

       Net deposit increase............................     $ 4,435       14,107
                                                              =====       ======

The following table shows the average amount of and the average rate paid on each of the following interest-bearing deposit account categories during the periods indicated (dollars in thousands):

                                                     1999                   1998
                                              -------------------- -----------------------
                                                 Average   Average      Average    Average
                                                 Balance     Yield      Balance      Yield

 Savings and NOW deposits.....................  $  4,628     3.54%     $  3,282      3.90%
 Money-market deposits........................       325     2.77           184      2.72
 Time deposits................................    11,507     5.36         8,289      5.73
                                                  ------                 ------

      Total interest-bearing deposits.........  $ 16,460     4.80%     $ 11,755      5.17%
                                                  ======     ====        ======      ====

                              Results of Operations

The operating results of TCB depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. TCB's interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In addition, TCB's net loss is also affected by the level of nonperforming loans, as well as the level of its noninterest income, and its noninterest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest and dividend income of TCB from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest-rate spread;
(v) net interest margin. Average balances are based on average daily balances.

                                                                 Year Ended December 31,
                                                ------------------------------------------------------------------------
                                                            1999                                     1998
                                                ------------------------------------------------------------------------
                                                                Interest    Average                Interest     Average
                                                    Average       and        Yield/      Average      and        Yield/
                                                    Balance    Dividends     Rate        Balance   Dividends     Rate
                                                -----------    ---------    -------      -------  ----------   ---------
                                                                       (Dollars in thousands)

Interest-earning assets:
     Loans (1)..................................   $ 13,678       1,116      8.16%     $  8,466         690       8.14%
     Securities.................................      3,961         225      5.67         2,973         121       4.07
     Other interest-earning assets (2)..........      2,523         127      5.03         3,292         178       5.41
                                                    -------       -----                  ------         ---
         Total interest-earning assets..........     20,162       1,468      7.28        14,731         989       6.71
                                                                  -----                                 ---

Noninterest-earning assets......................      1,875                               2,128
                                                    -------                              ------

         Total assets...........................   $ 22,037                            $ 16,859
                                                    =======                              ======

Interest-bearing liabilities:
     Savings and NOW deposits...................      4,628         164      3.54         3,282         128       3.90
     Money-market deposits......................        325           9      2.77           184           5       2.72
     Time deposits..............................     11,507         617      5.36         8,289         475       5.73
     Borrowings.................................      1,152          62      5.38           350          24       6.86
                                                    -------      ------                  ------         ---
         Total interest-bearing liabilities          17,612         852      4.84        12,105         632       5.22
                                                                 ------                                 ---

Noninterest-bearing deposits....................        925                                 430
Noninterest-bearing liabilities.................        223                                 529
Stockholders' equity............................      3,277                               3,795
                                                    -------                              ------
         Total liabilities and stockholders'
              equity............................   $ 22,037                            $ 16,859
                                                    =======                              ======

Net interest/dividend income....................               $    616                               $ 357
                                                                 ======                                 ===

Interest-rate spread (3)........................                             2.44%                                1.49%
                                                                             ====                                 ====

Net interest margin (4).........................                             3.06%                                2.42%
                                                                             ====                                 ====

Ratio of average interest-earning assets to
     average interest-bearing liabilities              1.14                                1.22
                                                       ====                                ====
-------------------------------

(1)   Includes nonaccrual loans.
(2) Other interest-earning assets include federal funds sold, interest-earning deposits and Federal Home Loan Bank stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is net interest/dividend income divided by average interest-earning assets.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of TCB for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                  Year Ended December 31,
                                                       1999 vs. 1998
                                                  -----------------------
                                                Increase (Decrease) Due to
                                                --------------------------
                                                                Rate/
                                            Rate    Volume     Volume     Total
                                            ----    ------     ------     -----
                                                          (In thousands)

Interest earning assets:
    Loans................................   $  2        424         -       426
    Securities...........................     48         40        16       104
    Other interest-earning assets........    (13)       (42)        4       (51)
                                              --        ---        --       ---

      Total..............................     37        422        20       479
                                              --        ---        --       ---

Interest-bearing liabilities:
    Deposits:
      Savings and NOW deposits...........    (12)        52        (4)       36
      Money-market deposits..............      -          4         -         4
      Time deposits......................    (31)       184       (11)      142
      Borrowings.........................     (5)        55       (12)       38
                                              --        ---        --       ---

      Total..............................    (48)       295       (27)      220
                                              --        ---        --       ---

Net change in net interest income........   $ 85        127        47       259
                                              ==        ===        ==       ===

The Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

General. Net earnings for the year ended December 31, 1999 was $5,867 or $.01 per basic and diluted share compared to a net loss of $(1,071,398) or $(2.31) per basic and diluted share for the year ended December 31, 1998. The increase in earnings resulted from an increase in net interest income and a credit for loan losses in 1999.

Interest Income.  Interest income totaled $1,467,714 for the year ended December
     31, 1999 compared to $988,527 for 1998, an increase of 48.5%. Interest income earned on loans increased $426,280, or 61.8% to $1,115,627 in 1999 compared to $689,347 for 1998. The increase resulted from increases in the average loan balance from $8.5 million to $13.7 million and an increase in the average yield from 8.14% to 8.16%.

     Interest on securities totaled $224,516 in 1999 compared to $121,109 for 1998, an increase of 85.4%. This increase resulted from an increase in average securities outstanding from $3.0 million in 1998 to $4.0 million in 1999, and an increase in the average yield earned from 4.07% in 1998 to 5.67% in 1999.

     Interest on other interest earning assets totaled $127,571 in 1999 compared to $178,071 for 1998. The average balance of these assets decreased to $2.5 million 1999 from $3.3 million in 1998 and the weighted-average yield decreased to 5.03% in 1999 from 5.41% in 1998.

Interest  Expense.  Interest  expense  increased  to $851,566 for the year ended
     December 31, 1999 from  $631,798 for the year ended  December 31, 1998,  an increase of 34.8%. Interest expense on deposit accounts amounted to $789,606 for the year ended December 31, 1999 compared to $607,970 for the year ended December 31, 1998. Interest increased because of an increase in the average balance of deposits of $11.8 million during 1998 to an average of $16.5 during 1999, partially offset by a decrease in the weighted-average cost of deposits to 4.80% during 1999 compared to 5.17% in 1998. Interest expense on borrowed funds amounted to $61,960 for the year ended December 31, 1999 compared to $23,828 for 1998.

Provision  (Credit) for Loan Losses.  The  provision  (credit) fo loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending conducted by TCB, industry standards, the amount of nonperforming loans and general economic conditions, particularly as they relate to TCBs market areas, and other factors related to the collectibility of TCB's loan portfolio. The credit for the year ended December 31, 1999 was $308,571. The credit resulted from the settlement of four commercial loans to two borrowers during 1999 which were placed on nonaccrual status in 1998. This settlement resulted in a partial recapture of the specific allowance related to these loans and charge-offs of the remaining balances. Management believes that the allowance for loan losses of $290,000 is adequate at December 31, 1999.

Noninterest  Income.  Noninterest  income  totaled  $167,280  for the year ended
     December 31, 1999 compared to $52,526 for 1998. This increase was mainly the result of a recovery organization expenses of $109,609 during 1999.

Noninterest Expense.  Noninterest  expense totaled $1,082,732 for the year ended
     December 31, 1999 compared to $1,233,963 for 1998. Salaries and employee benefits was the largest, amounting to $524,906 during 1999 compared to $514,629 during 1998.

Income Taxes.  TCB  recognized  a provision  for income  taxes of $3,400 in 1999
     (effective tax rate of 36.7%) compared to a benefit of $577,850 (effective tax rate of 37.3%) in 1998.

                     Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of TCB are monetary in nature. As a result, interest rates have a more significant impact on TCB-Volusia's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

                         Future Accounting Requirements

Financial Accounting Standards 133 - Accounting for Derivative Investments and Hedging Activities requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. TCB will be required to adopt this Statement effective January 1, 2001. Management does not anticipate that this Statement will have a material impact on TCB.




                     Selected Quarterly Results (Unaudited)

The following table presents summarized quarterly data (in thousands, except per share amounts):

                                                                            Year Ended December 31, 1999
                                                            ----------------------------------------------------------
                                                               First      Second         Third      Fourth
                                                              Quarter     Quarter       Quarter     Quarter      Total
                                                              -------     -------       -------     -------      ------
         Interest income...................................     $ 317        327           359         465       1,468
         Interest expense..................................       198        190           210         254         852
                                                                  ---        ---           ---         ---      ------

              Net interest income..........................       119        137           149         211         616

         Provision (credit) for loan losses................        27       (158)         (150)        (28)       (309)
                                                                  ---        ---           ---         ---      ------

              Net interest income after provision (credit)
                  for loan losses..........................        92        295           299         239         925
                                                                  ---        ---           ---         ---      ------

         Noninterest income................................        11        122            17          17         167
         Noninterest expense...............................       305        286           247         245       1,083
                                                                  ---        ---           ---         ---      ------
         (Loss) earnings before income tax (benefit)
              provision....................................      (202)       131            69          11          9

         Income tax (benefit) provision....................       (76)        49            26           4          3
                                                                  ---       ----          ----        ----      ------

         Net (loss) earnings...............................     $(126)        82            43           7          6
                                                                  ===       ====          ====        ====      ======

         Basic and diluted (loss) earnings per
              common share.................................      (.27)       .17           .09         .02        .01
                                                                  ===        ===           ===         ===      ======

                                                                            Year Ended December 31, 1998
                                                              ---------------------------------------------------------
                                                                First     Second         Third      Fourth
                                                              Quarter    Quarter       Quarter     Quarter       Total
                                                              -------    -------       -------     -------      ------
         Interest income...................................     $ 169        257           288         275         989
         Interest expense..................................        81        156           188         207         632
                                                                  ---        ---           ---        ----       -----

              Net interest income..........................        88        101           100          68         357

         Provision for loan losses.........................        29         26           190         480         725
                                                                  ---        ---           ---        ----       -----

              Net interest income (loss) after provision
                  for loan losses..........................        59         75           (90)       (412)       (368)
                                                                  ---        ---           ---        ----       -----

         Noninterest income................................        10          9            17          16          52
         Noninterest expense...............................       229        249           320         435       1,233
                                                                  ---        ---           ---        ----       -----
         Loss before income tax benefit and cumulative
              effect of change in accounting principle.....      (160)      (165)         (393)       (831)     (1,549)
         Income tax benefit ...............................       (50)       (53)         (135)       (340)       (578)
                                                                  ---        ---           ---        ----       -----

         Net loss before cumulative effect of change in
              accounting principle.........................      (110)      (112)         (258)       (491)       (971)
         Cumulative effect of accounting change for
              organization costs...........................       -          -             -          (100)       (100)
                                                                  ---        ---           ---        ----       -----

         Net loss..........................................     $(110)      (112)         (258)       (591)     (1,071)
                                                                  ===        ===           ===        ====       =====

         Basic and diluted loss per common share...........      (.24)      (.24)         (.55)      (1.28)      (2.31)
                                                                  ===        ===           ===        ====       =====

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                              Ormond Beach, Florida

                    Audited Consolidated Financial Statements

           At December 31, 1999 and 1998 and For the Years Then Ended

                  (Together with Independent Auditors' Report)






                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                                                                                              At December 31,

                                                                                            1999            1998
                                                                                            ----            ----
    Assets

Cash and due from banks...........................................................    $     766,972          689,903
Federal funds sold................................................................        1,051,995        4,258,602
                                                                                         ----------       ----------

              Total cash and cash equivalents.....................................        1,818,967        4,948,505

Securities available for sale.....................................................        7,897,493        3,302,486

Loans receivable, net of allowance for loan losses of $290,000
    in 1999 and $760,000 in 1998..................................................       14,372,913       11,563,373
Accrued interest receivable.......................................................          146,202           89,527
Premises and equipment, net.......................................................          519,639          838,931
Federal Home Loan Bank stock, at cost.............................................           64,500           50,000
Deferred tax asset................................................................          862,611          824,981
Other assets......................................................................           49,819           58,003
                                                                                         ----------       ----------

              Total assets........................................................     $ 25,732,144       21,675,806
                                                                                         ==========       ==========

    Liabilities and Stockholders' Equity

Liabilities:
    Noninterest-bearing demand deposits...........................................        1,098,188          904,585

    Savings and NOW deposits......................................................        4,974,284        5,068,758
    Money-market deposits.........................................................          226,115          329,293
    Time deposits.................................................................       14,921,394       10,482,545
                                                                                         ----------       ----------

              Total deposits......................................................       21,219,981       16,785,181

    Advance from Federal Home Loan Bank...........................................        1,000,000        1,000,000
    Other borrowings..............................................................               -           364,749
    Official checks...............................................................          112,738          127,342
    Accrued interest payable and other liabilities................................          103,098          141,642
                                                                                         ----------       ----------

              Total liabilities...................................................       22,435,817       18,418,914
                                                                                         ----------       ----------

Commitments and contingencies (Notes 4, 8 and 16)

Stockholders' equity:
    Common stock, $.01 par value; 10,000,000 shares authorized, 475,491
         shares in 1999 and 464,791 shares in 1998 issued and outstanding.........            4,755            4,648
    Additional paid-in capital....................................................        4,735,435        4,628,542
    Accumulated deficit...........................................................       (1,364,936)      (1,370,803)
    Accumulated other comprehensive income (loss).................................          (78,927)          (5,495)
                                                                                         ----------       ----------

              Total stockholders' equity..........................................        3,296,327        3,256,892
                                                                                         ----------       ----------

              Total liabilities and stockholders' equity..........................     $ 25,732,144       21,675,806
                                                                                         ==========       ==========


See Accompanying Notes to Consolidated Financial Statements.


                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Operations

                                                                                              Year Ended December 31,

                                                                                            1999           1998
                                                                                            ----           ----
Interest income:
    Loans receivable................................................................    $ 1,115,627         689,347
    Securities......................................................................        224,516         121,109
    Other interest-earning assets...................................................        127,571         178,071
                                                                                          ---------       ---------
       Total interest income........................................................      1,467,714         988,527
                                                                                          ---------       ---------

Interest expense:
    Deposits........................................................................        789,606         607,970
    Borrowings......................................................................         61,960          23,828
                                                                                          ---------       ---------

       Total interest expense.......................................................        851,566         631,798
                                                                                          ---------       ---------

       Net interest income..........................................................        616,148         356,729

(Credit) provision for loan losses..................................................       (308,571)        725,000
                                                                                          ---------       ---------

       Net interest income (loss) after (credit) provision for loan losses                  924,719        (368,271)
                                                                                          ---------       ---------

Noninterest income:
    Service charges and fees........................................................         57,671          52,526
    Recovery of organizational expenses.............................................        109,609              -
                                                                                          ---------       ---------
       Total noninterest income.....................................................        167,280          52,526
                                                                                          ---------       ---------

Noninterest expense:
    Salaries and employee benefits..................................................        524,906         514,629
    Occupancy expense...............................................................        252,157         242,093
    Offering costs..................................................................             -           88,986
    Advertising.....................................................................         31,815          74,563
    Professional fees...............................................................         66,696          48,638
    Telephone.......................................................................         18,652          33,365
    Data processing.................................................................         39,308          30,657
    Printing and office supplies....................................................         18,360          24,435
    Amortization of organization costs..............................................             -           30,000
    Other ..........................................................................        130,838         146,597
                                                                                          ---------       ---------
       Total noninterest expense....................................................      1,082,732       1,233,963
                                                                                          ---------       ---------

Earnings (loss) before income tax provision (benefit) and cumulative effect of
    change in accounting principle..................................................          9,267      (1,549,708)

       Income tax provision (benefit)...............................................          3,400        (577,850)
                                                                                          ---------       ---------

Net earnings (loss) before cumulative effect of change in accounting principle                5,867        (971,858)


       Cumulative effect of change in accounting principle, net of income
          tax benefit of $60,600 ...................................................             -          (99,540)
                                                                                          ---------       ---------

Net earnings (loss).................................................................   $      5,867      (1,071,398)
                                                                                          =========       =========

Basic and diluted earnings (loss) per share:

    Before cumulative effect of change in accounting principle......................            .01           (2.09)

    Cumulative effect of change in accounting principle.............................             -             (.22)
                                                                                          ---------       ----------

    Net earnings (loss).............................................................  $         .01           (2.31)
                                                                                          =========       =========

Weighted-average shares outstanding for basic and diluted...........................        471,822         464,791
                                                                                          =========       =========

See Accompanying Notes to Consolidated Financial Statements.

                                        22



                                             THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                                     Consolidated Statements of Changes in Stockholders' Equity


                                                                                                Accumulated
                                                                                                 Other
                                                                                                 Compre-
                                                 Common Stock        Additional                  hensive                Total
                                               ---------------       Paid-In        Accumulated   Income         Stockholders'
                                              Shares     Amount      Capital        Deficit       (Loss)             Equity
                                             -------    -------      ---------      -----------   ---------     -------------
Balance at December 31, 1997.............    464,791    $ 4,648      4,628,542        (299,405)        -             4,333,785
                                                                                                                     ---------

Comprehensive income:

     Net loss............................       -           -             -         (1,071,398)        -            (1,071,398)

     Net change in unrealized loss on
         securities available for sale,
         net of tax of $3,370............       -           -             -              -           (5,495)            (5,495)
                                                                                                                     ---------

     Comprehensive income (loss).........                                                                           (1,076,893)
                                             -------    -------      ---------      ----------     --------          ---------

Balance at December 31, 1998.............    464,791      4,648      4,628,542      (1,370,803)      (5,495)         3,256,892
                                                                                                                     ---------

Comprehensive income:

     Net earnings........................       -           -             -              5,867         -                 5,867

     Net change in unrealized loss on
         securities available for sale,
         net of tax of $41,030...........       -           -             -              -          (73,432)           (73,432)
                                                                                                                     ---------

     Comprehensive income (loss).........                                                                              (67,565)
                                                                                                                     ---------

Common stock issued upon exercise
     of 10,700 warrants..................     10,700        107        106,893           -            -                107,000
                                             -------    -------      ---------      ----------     --------          ---------

Balance at December 31, 1999.............    475,491    $ 4,755      4,735,435      (1,364,936)     (78,927)         3,296,327
                                             =======    =======      =========      ==========     ========          =========


See Accompanying Notes to Consolidated Financial Statements.




                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                                                            Year Ended December 31,

                                                                                          1999             1998
                                                                                          ----             ----
Cash flows from operating activities:

    Net earnings (loss)............................................................. $      5,867        (1,071,398)
    Adjustments to reconcile net earnings (loss) to net
      cash used in operating activities:
         Depreciation and amortization..............................................       98,568            81,557
         (Credit) provision for loan losses.........................................     (308,571)          725,000
         Provision (credit) for deferred income taxes...............................        3,400          (638,450)
         Net amortization of fees, costs, premiums and discounts....................       52,032            72,085
         Increase in accrued interest receivable....................................      (56,675)          (73,856)
         Decrease in other assets...................................................        8,184           146,914
         (Decrease) increase in official checks.....................................      (14,604)           73,204
         (Decrease) increase in accrued interest payable and other liabilities......      (38,544)          129,698
                                                                                        ---------        ----------

              Net cash used in operating activities.................................     (250,343)         (555,246)
                                                                                        ---------        ----------

Cash flows from investing activities:

    Purchases of securities available for sale......................................   (6,195,969)       (6,297,091)
    Principal repayments on securities available for sale...........................    1,436,583         2,924,447
    Net increase in loans...........................................................   (2,503,084)       (8,553,588)
    Purchase of Federal Home Loan Bank stock........................................      (14,500)          (50,000)
    Purchases of premises and equipment.............................................      (72,660)         (457,704)
    Net proceeds from sale of premises and equipment................................      293,384                -
                                                                                        ---------        -----------

              Net cash used in investing activities.................................   (7,056,246)      (12,433,936)
                                                                                        ---------        ----------

Cash flows from financing activities:

    Net increase in deposits........................................................    4,434,800        14,107,121
    Net increase in advance from Federal Home Loan Bank.............................           -          1,000,000
    Net (decrease) increase in other borrowings.....................................     (364,749)          364,749
    Proceeds from issuance of common stock upon exercise of warrants................      107,000                -
                                                                                        ---------        ----------

              Net cash provided by financing activities.............................    4,177,051        15,471,870
                                                                                        ---------        ----------

Net (decrease) increase in cash and cash equivalents................................   (3,129,538)        2,482,688

Cash and cash equivalents at beginning of year......................................    4,948,505         2,465,817
                                                                                        ---------        ----------

Cash and cash equivalents at end of year............................................  $ 1,818,967         4,948,505
                                                                                        =========        ==========

Supplemental disclosure of cash flow information: Cash paid during the year for:

         Interest...................................................................  $   838,682           669,266
                                                                                        =========        ==========

         Income taxes...............................................................  $        -                 -
                                                                                        =========        ==========

    Noncash transaction-
         Accumulated other comprehensive income (loss), net change in
              unrealized loss on securities available for sale, net of tax            $   (73,432)            5,495
                                                                                        =========        ==========


See Accompanying Notes to Consolidated Financial Statements.

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

             December 31, 1999 and 1998 and For the Years Then Ended

(1)  Summary of Significant Accounting Policies

Organization.  The Commercial  Bancorp,  Inc. ("TCB") was incorporated on August
     15, 1996. TCB owns 100% of the outstanding common stock of The Commercial Bank of Volusia County ("TCB-Volusia"). TCB was organized simultaneously with TCB-Volusia and its only business is the ownership and operation of TCB-Volusia. TCB- Volusia is a Florida state-chartered commercial bank and it's deposits are insured by the Federal Deposit Insurance Corporation. TCB-Volusia opened for business on October 14, 1997 and provides community banking services, from its office in Ormond Beach, to businesses and individuals in Volusia County, Florida.

Basis of  Presentation.  The  accompanying   consolidated  financial  statements
     include the accounts of TCB and TCB- Volusia. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of TCB conform to generally accepted accounting principles and to general practices within the banking industry.

Use of Estimates. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold.

Securities. TCB must classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which TCB has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

Loans Receivable. Loans receivable that management has th intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
                                                                (continued)
                                        25

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(1)  Summary of Significant Accounting Policies, Continued

Loans Receivable, Continued. All interest accrued but not collected for loans that are placed on nonaccrual or charged- off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost- recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that TCB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large  groups  of  smaller  balance   homogeneous  loans  are  collectively
     evaluated for impairment. Accordingly, TCB does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment. Leasehold improvements, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed using the straight-line method over the estimated useful life of each type of asset.

                                                             (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued

Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from TCB, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) TCB does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

Stock-Based Compensation. Statement of Financial Accounting Standards (SFAS) No.
     123, Accounting for Stock- Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under TCB's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. TCB has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net earnings and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Per Share Amounts. Per share amounts have been computed on the basis of the weighted-average number of shares of common stock outstanding. TCBs common stock equivalents are not dilutive during the years presented in the consolidated statements of operations.

Accounting Change.  Effective  December 1, 1998,  TCB adopte AICPA  Statement of
     Position 98-5 Reporting on the Costs of Start-Up Activities and Organization Expenses. The effect of this accounting change was to expense all unamortized organizational costs in the current period which resulted in an after tax charge against operations of $99,540.

Off-Balance-Sheet  Instruments.  In the  ordinary  course  of  business  TCB has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

Advertising.  TCB expenses all media advertising as incurred.

                                                        (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for TCB's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of TCB. The following methods and assumptions were used by TCB in estimating fair values of financial instruments:

     Cash  and  Cash  Equivalents.   The  carrying  amounts  of  cash  and  cash
     equivalents approximate their fair value.

     Securities. Fair values for available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value.

     Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

     Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Borrowed Funds. The carrying amounts of other borrowings approximate their fair values. Fair values of advances from Federal Home Loan Bank are estimated using discounted cash flow analysis based on TCBs current incremental borrowing rates for similar types of borrowing arrangements.

     Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Reclassifications. Certain amounts in the 1998 consolidated financial statements have been reclassified to conform to the 1999 presentation.

Future Accounting Requirements. Financial Accounting Standards 133 - Accounting for Derivative Investments and Hedging Activities requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. TCB will be required to adopt this Statement effective January 1, 2001. Management does not anticipate that this Statement will have a material impact on TCB.

                                                                  (continued)




                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued

(2) Securities  Available for Sale

     The carrying amounts of securities and their approximate fair values were as follows:

                                                                               Gross        Gross
                                                                  Amortized  Unrealized   Unrealized      Fair
                                                                   Cost         Gains       Losses        Value

           December 31, 1999:

              U.S. agency securities....................        $ 1,507,873       -          (39,154)      1,468,719
              Mortgage-backed securities................          6,512,947      7,878       (92,051)      6,428,774
                                                                  ---------      -----       -------       ---------

                                                                $ 8,020,820      7,878      (131,205)      7,897,493
                                                                  =========      =====       =======       =========

         December 31, 1998-

              Mortgage-backed securities................        $ 3,311,351      1,264       (10,129)      3,302,486
                                                                  =========      =====       =======       =========

The scheduled maturities of securities available for sale were as follows:

                                                 At December 31, 1999
                                                ------------------------
                                                Amortized       Fair
                                                  Cost          Value
                                                -----------    ---------
Due from five to ten years                      $ 1,507,873    1,468,719
Mortgage-backed securities                        6,512,947    6,428,774
                                                -----------    ---------
                                                $ 8,020,820    7,897,493

There were no sales of securities during the years ended December 31, 1999 or 1998.

At December 31, 1999,  securities  with a carrying  value of  approximately
$1.9 million were pledged as collateral for the advance from the Federal Home Loan Bank (see Note 6). There were no pledged securities at December 31, 1998.

(3)  Loans

    The components of loans were as follows:


                                                           At December 31,
                                                       -----------------------
                                                           1999         1998
                                                           ----         ----
Commercial......................................      $ 6,527,174     9,254,806
Commercial  real estate.........................        4,518,649       716,633
Residential  real estate........................        2,625,368     1,449,602
Consumer and home equity........................          988,980       897,475
                                                       ----------    ----------

Loans, gross....................................       14,660,171    12,318,516

(Subtract) add:
   Allowance for loan losses....................         (290,000)     (760,000)
   Net deferred costs...........................            2,742         4,857
                                                       ----------     ---------
Loans, net......................................      $14,372,913    11,563,373
                                                       ==========    ==========

Loans serviced  for  others, which  consist  of  participations  sold,  are  not included in the accompanying consolidated balance sheets and were $384,939 at December 31, 1999. There were no loans serviced for others at December 31, 1998.
                                                                (continued)
                                        29

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(3)  Loans, Continued

    An analysis of the change in the allowance for loan losses follows:

                                                          Year Ended
                                                          December 31,
                                                     ---------------------
                                                        1999       1998
                                                        ----       ----
  Balance at January 1............................  $ 760,000      35,000
  (Credit) provision for loan losses..............   (308,571)    725,000
  Loans charged-off...............................   (161,429)          -
                                                      -------     -------

  Balance at December 31..........................  $ 290,000     760,000
                                                      =======     =======

    The following summarizes the collateral dependent amounts of impaired loans:


                                                                                          At December 31,
                                                                                       ----------------------
                                                                                       1999           1998
                                                                                       ----           ----
   Loans identified as impaired:
       Gross loans with no related allowance for loan losses.......................$    -                 -
       Gross loans with related allowance for loan losses recorded.................     -          1,199,025
       Less: Allowances on these loans.............................................     -           (599,512)
                                                                                     ---------    ----------

   Net investment in impaired loans................................................$    -            599,513
                                                                                     =========     =========

     The average net investment in impaired loans and interest income recognized and received on impaired loans were as follows:

                                                              Year Ended
                                                              December 31,
                                                          ---------------------
                                                          1999           1998
                                                          ----           ----

   Average net investment in impaired loans............ $ 329,804       338,572
                                                         ========       =======

   Interest income recognized on impaired loans........ $      -         75,589
                                                         ========       =======

   Interest income received on impaired loans.......... $      -         75,589
                                                         ========       =======

(4)  Premises and Equipment

    A summary of premises and equipment follows:

                                                                At December 31,
                                                          ---------------------
                                                            1999          1998
                                                            ----          ----

 Land..............................................  $         -        261,246
 Building and leasehold improvements...............       137,808       138,437
 Furniture, fixtures and equipment.................       578,535       537,384
                                                          -------       -------

     Total, at cost................................       716,343       937,067

 Less accumulated depreciation and amortization....      (196,704       (98,136)
                                                          -------       --------

     Premises and equipment, net...................     $ 519,639        838,931
                                                          =======       ========

                                                                   (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(4)  Premises and Equipment, Continued

During 1999, TCB sold premises and equipment with a carrying value of $293,384 (see Note 17).

TCB leases its office facilities under operating leases. These leases contain escalation clauses and provide for annual adjustments for TCB's prorata share of operating expenses as well as renewal options. Rent expense under operating leases during the years ended December 31, 1999 and 1998 was $73,036 and $55,210, respectively. Estimated future rentals over the remaining noncancellable lease terms follow (in thousands):

       Year Ending
      December 31,                                             Amount
      -------------                                            ------
      2000................................................     $   73
      2001................................................         76
      2002................................................         33
      2003................................................         21
                                                                  ---

   Total minimum lease payments...........................     $  203
                                                                  ===

(5)  Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $1.1 million and $1.5 million at December 31, 1999 and 1998, respectively.

A schedule of maturities of time deposits at December 31, 1999 follows:

    Year Ending
    December 31,                                                        Amount

      2000....................................................... $ 14,003,883
      2001.......................................................      917,511
                                                                    ----------

                                                                  $ 14,921,394
                                                                    ==========

(6) Advance from Federal Home Loan Bank

The maturity and interest rate on the advance from the Federal Home Loan Bank (FHLB) was as follows:

                                                            At December 31,
  Year Ending                     Interest                 ------------------
  December 31,                      Rate                    1999        1998
  ------------                   ---------                  ----        ----

     2008......................     4.80%              $ 1,000,000    1,000,000
                                                         =========    =========

At December 31, 1999, this advance was collateralized by securities with a carrying value of approximately $1.9 million.

At December 31, 1998, this advance was collateralized by $1.0 million of TCBs federal funds sold.

(7) Other Borrowings

At December 31, 1998, TCB had two variable-rate lines of credit at 7.75% from other financial institutions, totaling $700,000. At December 31, 1998, borrowings against these lines totaled $364,749. These borrowings were collateralized by TCB-Volusias stock. These borrowings were repaid in 1999 using the proceeds from the settlement with Highlands County organizers (see Note 17). There were no other borrowings at December 31, 1999.

                                                                  (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(8) Financial Instruments

TCB is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit and undisbursed loans in process and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement TCB has in these financial instruments.

TCB's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit and undisbursed loans in process is represented by the contractual amount of those instruments. TCB uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration does or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. TCB evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the counterparty.

The estimated fair values of TCB's financial instruments were as follows (in thousands):


                                                                                 At
                                                           December 31, 1999           December 31, 1998
                                                           ----------------------      ---------------------
                                                        Carrying          Fair       Carrying           Fair
                                                          Amount          Value       Amount            Value
                                                        --------          -------     ------            -----
Financial assets:
     Cash and cash equivalents........................  $  1,819          1,819         4,949           4,949

     Securities.......................................     7,897          7,897         3,302           3,302

     Loans receivable.................................    14,373         14,347        11,563          11,643

     Accrued interest receivable......................       146            146            90              90

Financial liabilities:
     Deposits.........................................    21,220         21,649        16,785          17,352

     Advance from Federal Home Loan Bank..............     1,000            967         1,000             958

     Other borrowings.................................        -              -            365             365
                                                        ========       ========       =======         =======

A summary of the notional amounts of TCB's financial instruments which approximate fair value, with off-balance sheet-risk at December 31, 1999 was as follows (in thousands):

     Unused lines of credit..............................    $ 1,519
                                                               =====

     Undisbursed loans in process........................    $   427
                                                               =====

                                                                  (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(9) Related Party Transactions

In the ordinary course of business, TCB has made loans at terms and rates prevailing at the time to officers and directors of TCB and their affiliates. The aggregate dollar amount of these loans totaled $2,516,771 and $2,192,033 December 31, 1999 and 1998, respectively. During the year ended December 31, 1999, new loans originated to these related parties totaled $518,873 and principal repayments totaled $194,135.

(10)  Commitments and Contingencies

In the ordinary course of business, TCB has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of TCB.

(11)  Credit Risk

TCB grants the majority of its loans to borrowers throughout Volusia County, Florida. Although TCB has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Volusia County, Florida.

(12)  Income Taxes

Income taxes are included in the consolidated statements of operation as follows:


                                                                                    Year Ended
                                                                                    December 31,
                                                                            ----------------------------
                                                                               1999              1998
                                                                               ----              ----
  Income tax provision (benefit) on loss before cumulative effect
      of change in accounting principal...................................   $ 3,400           (577,850)
  Cumulative effect of change in accounting principal.....................         -            (60,600)
                                                                               -----            -------
                                                                             $ 3,400           (638,450)
                                                                               =====            =======

    The income tax benefit before cumulative effect of change in accounting principal consisted of the following:

                                                           Year Ended
                                                          December 31,
                                                     ------------------------
                                                     1999              1998
                                                     ----              ----
 Deferred:
     Federal...................................... $ 2,900          (493,400)
     State........................................     500           (84,450)
                                                     -----           -------
        Total deferred provision (benefit)........ $ 3,400          (577,850)
                                                     =====           =======

The income tax benefit before cumulative effect of change in accounting principal is different than that computed by applying the Federal statutory rate of 34%, as indicated in the following analysis:

                                                                              Year Ended December 31,
                                                                        1999                    1998
                                                                     ----------------------------------------
                                                                                % of                    % of
                                                                               Pretax                  Pretax
                                                                       Amount    Loss        Amount      Loss
                                                                       ------  ------        ------    ------
 Income tax provision (benefit) at statutory Federal
      income tax rate..........................................      $ 3,151    34.0%      $(526,901)  (34.0)%
 (Increases) decreases resulting from
      State taxes, net of federal tax benefit..................          328     3.5         (55,737)   (3.6)
      Other....................................................          (79)    (.8)          4,788     0.3
                                                                     -------     ----        --------   ----
                                                                     $ 3,400     36.7%     $(577,850)  (37.3)%
                                                                     =======     ====        =======    ====

                                                                    (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(11)  Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                              At December 31,
                                                           --------------------
                                                           1999          1998
                                                           ----          ----
 Deferred tax assets:
     Unrealized loss on securities available for sale.....$  44,400        3,370
     Allowance for loan losses............................   56,000      250,000
     Organization and startup costs.......................  117,000      120,000
     Net operating loss carryforwards.....................  734,000      484,000
     Other................................................    4,211        1,611
                                                            -------      -------

       Gross deferred tax assets..........................  955,611      858,981
                                                            -------      -------

 Deferred tax liabilities:
     Accrued income net of accrued expenses...............   44,000       14,000
     Premises and equipment...............................   49,000       20,000
                                                            -------      -------

       Gross deferred tax liabilities.....................   93,000       34,000
                                                            -------      -------

       Net deferred tax asset.............................$ 862,611      824,981
                                                            =======      =======

TCB had net operating loss carryforwards for federal and state income tax purposes as follows:


                                                         At December 31,
                                                         ---------------
 Year Expires                                                1999
                                                             ----
     2011...........................................   $      4,000
     2012...........................................        231,000
     2018..........................................         839,000
     2019..........................................         876,000
                                                          ----------
                                                        $ 1,950,000
                                                          ==========

                                                                    (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(12) Stock Option Plan

TCB adopted an employee stock option plan which was approved by the stockholders on April 21, 1998. During 1998, the Plan was amended to adjust the number of options which may be granted to 10% of the original stock issuance or 46,479 shares. At December 31, 1999, 23,279 remain available for grant. A summary of stock option transactions follows:

                                                                                            Weighted-
                                                                   Number     Range of       Average       Aggregate
                                                                   of         Per Share     Per Share       Option
                                                                   Shares    Option Price     Price          Price

              Outstanding at December 31, 1997...............        -      $     -             -               -
              Options granted................................      18,500        10.00         10.00         185,000
                                                                   ------        -----                       -------

              Outstanding at December 31, 1998...............      18,500        10.00         10.00         185,000

              Options forfeited..............................      (8,500)       10.00         10.00         (85,000)
              Options granted................................      13,200        10.00         10.00         132,000
                                                                   ------        -----                       -------

              Outstanding at December 31, 1999...............      23,200      $ 10.00         10.00         232,000
                                                                   ======        =====         =====         =======

The weighted-average remaining contractual life of the outstanding stock options at December 31, 1999 and 1998 was 109 months and 110 months, respectively.

    These options are exercisable as follows:

                                                                          Number           Weighted-Average
              Year Ending                                               of Shares            Exercise Price
              -----------                                                 ------            --------------
                  Currently exercisable..............................      4,330              $ 10.00
                  2000...............................................      4,640                10.00
                  2001...............................................      4,640                10.00
                  2002...............................................      4,640                10.00
                  2003...............................................      2,640                10.00
                  2004...............................................      2,310                10.00
                                                                          ------
                                                                          23,200              $ 10.00
                                                                          ======                =====

FASB Statement 123 requires proforma information regarding net loss and loss per share. For purposes of proforma disclosures, the estimated fair value is included in expense during the vesting period. This proforma information has been determined as if TCB had accounted for its stock options under the fair value method of that Statement and was as follows:

                                                                                      Year Ended December 31,
                                                                                   --------------------------
                                                                                   1999              1998
                                                                                   ----              ----

              Grant date fair value of stock options issued during year.........  $ 57,077           55,363
                                                                                    ======        =========
              Net earnings (loss):
                  As reported...................................................  $  5,867       (1,071,398)
                                                                                    ======        ==========

                  Proforma......................................................  $ (8,960)      (1,082,071)
                                                                                    ======        ==========
              Earnings (loss) per share:
                  As reported...................................................       .01            (2.31)
                                                                                    ======        ===========

                  Proforma......................................................      (.02)           (2.33)
                                                                                    =======       ===========

The fair value of each option grant is estimated on the date of grant using the minimum value option pricing method with the following assumptions:
     Risk-free interest rate 6.0% in 1999 and 5.0% in 1998, no dividends and an expected life-in years 10.
                                                                  (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(13) Regulatory Matters

Banking regulations place certain restrictions on dividend and loans or advances made by TCB-Volusia to TCB.

TCB-Volusia is subject to various regulatory capital  requirements  administered by the  regulatory  banking  agencies.  Failure  to  meet  minimum  capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on TCB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, TCB-Volusia must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative  measures  established  by  regulation to ensure  capital  adequacy require TCB-Volusia to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of
     December 31, 1999 and 1998, TCB-Volusia met all capital adequacy requirements to which they are subject.

As   of December  31, 1999,  the most recent  notification  from the  regulatory authorities categorized TCB-Volusia as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed TCB-Volusia's category. TCB-Volusia's actual capital amounts and percentages as of December 31, 1999 and 1998 are also presented in the table (dollars in thousands).


                                                                                                    To Be Well
                                                                        Minimum                  Capitalized Under
                                                                      For Capital                  Prompt Corrective
                                          Actual                    Adequacy Purposes:            Action Provision:
                               -----------------------------      ----------------------     ----------------------
                                       Amount            %          Amount           %          Amount            %
                                       ------          -----        ------         -----        ------          ---
     At December 31, 1999:
         Total capital (to Risk-
         Weighted Assets)..........   $ 2,751            18.3%   $ 1,206            8.0%     $ 1,507             10.0%
         Tier I Capital (to Risk-
         Weighted Assets)..........     2,561            17.0        603            4.0          904              6.0
         Tier I Capital
         (to Average Assets).......     2,561            10.6        965            4.0        1,206              5.0

     At December 31, 1998:
         Total capital (to Risk-
         Weighted Assets)..........     3,168            23.2      1,081            8.0        1,352             10.0
         Tier I Capital (to Risk-
         Weighted Assets)..........     2,504            18.3        541            4.0          811              6.0
         Tier I Capital
         (to Average Assets).......     2,504            12.6        798            4.0          997              5.0


                                                                  (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(14)  Stockholders' Equity

During the initial offering period, shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one additional share of common stock for $10 per share during the thirty-six month period ending April 27, 2000. During the year ended December 31, 1999, 10,700 warrants were exercised. There were 439,300 and 450,000 warrants outstanding at December 31, 1999 and 1998, respectively.

(15)  Parent Company Only Financial Information

Unconsolidated financial information for The Commercial Bancorp, Inc., is as follows:

                            Condensed Balance Sheets

                                                                At December 31,
                                                            -------------------
                                                             1999          1998
                                                            ----           ----
         Assets

     Cash............................................   $     19,572      37,432
     Investment in subsidiary........................      3,122,380   3,162,731
     Deferred tax asset..............................        178,250     161,650
     Premises and equipment, net.....................             -      342,122
     Other assets....................................          3,270       5,555
                                                         -----------   ---------

         Total assets................................    $ 3,323,472   3,709,490
                                                           =========   =========

         Liabilities and Stockholders' Equity

     Borrowings......................................             -      364,749
     Other liabilities...............................         27,145      87,849
     Stockholders' equity............................      3,296,327   3,256,892
                                                           ---------   ---------

         Total liabilities and stockholders' equity..    $ 3,323,472   3,709,490
                                                           =========   =========

                       Condensed Statements of Operations

                                                                                                      Year Ended

                                                                                                     December 31,

                                                                                                  1999           1998
                                                                                                  ----           ----

              Revenues..................................................................        $ 109,624        5,529
              Expenses..................................................................         (136,838)    (295,137)
                                                                                                 --------   ----------

                  Loss before earnings (loss) of subsidiary.............................          (27,214)    (289,608)
                  Earnings (loss) of subsidiary.........................................           33,081     (781,790)
                                                                                                 --------   ----------

                  Net earnings (loss)...................................................       $    5,867   (1,071,398)
                                                                                                 ========   ==========


                                                                    (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(15)  Parent Company Only Financial Information, Continued

                       Condensed Statements of Cash Flows

                                                                                                       Year Ended

                                                                                                       December 31,

                                                                                                   1999          1998
                                                                                                   ----          ----
         Cash flows from operating activities:

              Net earnings (loss)............................................................  $    5,867   (1,071,398)
              Adjustments to reconcile net earnings (loss) to net cash  provided by (used in)
                operating activities:
                  Equity in undistributed (earnings) loss of subsidiary......................     (33,081)     781,790
                  Credit for deferred income taxes...........................................     (16,600)    (161,650)
                  Net proceeds from sale and transfer of premises and equipment..............     342,122           -
                  Net decrease in other assets...............................................       2,285        6,445
                  (Decrease) increase in other liabilities...................................     (60,704)      87,849
                                                                                                 --------     --------

                  Net cash provided by (used in) operating activities........................     239,889     (356,964)
                                                                                                 --------     --------

         Cash flows from investing activities-
              Purchases of premises and equipment............................................          -      (342,122)
                                                                                                 --------     --------

         Cash flows from financing activities:

              Sale of common stock upon exercise of warrants.................................     107,000           -
              Net (decrease) increase in borrowings..........................................    (364,749)     364,749
                                                                                                 --------     --------

                  Net cash (used in) provided by financing activities........................    (257,749)     364,749
                                                                                                 --------     --------

         Net decrease in cash and cash equivalents...........................................     (17,860)    (334,337)

         Cash and cash equivalents at beginning of the year..................................      37,432      371,769
                                                                                                 --------     --------

         Cash and cash equivalents at end of year............................................   $  19,572       37,432
                                                                                                 ========     ========

         Noncash transaction -
              Net change  in  investment  in  subsidiary  due to net  change  in accumulated other comprehensive income (loss), unrealized loss on securities
                 available for sale, net of tax.............................................    $ (73,432)      (5,495)
                                                                                                  ========     ========

                                                                   (continued)

                   THE COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(16)  Year 2000 Issues

TCB'soperating  and financial  systems have been found to b compliant;  the "Y2K
     Problem" has not adversely affected TCB's operations nor does management expect that it will.

(17) New Bank Charter and Planned Public Offering

During 1998, TCB along with a group of local organizers made application to the state of Florida for a bank charter in Highlands County, Florida. Management planned to raise the capital for the new bank from a public offering of TCB's common stock. In early 1999, TCB withdrew their application and the local organizers from Highlands County ("Organizers") elected to continue without TCB. Because of this, management terminated its planned public offering and charged-off $88,986 in prepaid offering expenses during 1998. During 1999, TCB and the Organizers entered into a settlement agreement in which the Organizers paid TCB $402,993 in proceeds, including repayment of debt and for certain premises and equipment and as partial reimbursement of organization expenses.

                          Independent Auditors' Report

Board of Directors
The Commercial Bancorp, Inc.
Ormond Beach, Florida:

   We have audited the accompanying consolidated balance sheets of The Commercial Bancorp, Inc. and Subsidiary ("TCB") at December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of TCB's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCB at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, TCB changed its method of accounting for organizational costs. During 1998, TCB adopted AICPA Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities."

HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
February 1, 2000

                              CORPORATE INFORMATION

Corporate
Headquarters                   258 North Nova Road
                               Ormond Beach, Florida 32174
                               (904) 672-3003

Annual Meeting                 The Annual Meeting of the Stockholders will be
                               held at the Trails Homeowners Association
                               Community  Center, 201 Main Trail,  Ormond Beach,
                               Florida at 2:00 P.M., April 18, 2000.


Transfer Agent and
Registrar                      Continental Stock Transfer & Trust Company
                               2 Broadway
                               New York, New York 10004

Form 10-KSB                    A copy of the Form 10 KSB, as filed with the
                               Securities and Exchange Commission, may be obtained by stockholders without charge upon written request to Mr. Harvey E. Buckmaster,
                               Chief  Financial Officer, The Commercial Bancorp,
                               Inc., 258 North Nova Road, Ormond Beach, Florida
                               32174.


Corporate Counsel              Igler & Dougherty, P.A.
                               1501 Park Avenue East
                               Tallahassee, Florida  32301



Independent
Auditors                       Hacker, Johnson, Cohen & Grieb PA
                               Certified Public Accountants
                               500 North Westshore Boulevard, Suite 1000
                               Tampa, Florida  33609